[AIM INVESTMENTS LOGO APPEARS HERE]
--Registered Trademark--
11 Greenway Plaza, Suite 100
Houston, TX 77046-1173
713-626-1919


A I M Advisors, Inc.


   September 28, 2007



   VIA EDGAR

   Board of Trustees
   AIM International Mutual Funds
   11 Greenway Plaza, Suite 100
   Houston, Texas 77046-1173

   Re: Initial Capital Investment In New Institutional Class Shares of AIM Global Aggressive Growth Fund and AIM Global Growth Fund
        (each a "Fund" and collectively, the "Funds") of AIM International Mutual Funds (the "Trust")

   Ladies and Gentlemen:

   We shall and hereby agree to purchase shares equal to the following dollar amount for the Funds

   FUNDS AND CLASS                         AMOUNT            DATE
   ---------------                       ----------   ------------------
   AIM Global Aggressive Growth Fund -
      Institutional Class Shares         $10,000.00   September 27, 2007

   AIM Global Growth Fund -
      Institutional Class Shares         $10,000.00   September 27, 2007

   We understand that the price per shares for each Institutional Class Shares of each Fund will be equal to the next determined net asset value per share of the Class A Shares of each Fund.

   We hereby represent that we are purchasing these shares solely for our own account and solely for investment purposes without any intent of distributing or reselling said shares. We further represent that disposition of said shares will only be by direct redemption to or repurchase by the Trust.

   We further agree to provide the Trust with at least three business day's advance written notice of any intended redemption and agree that we will work with the Trust with respect to the amount of such redemption so as not to place a burden on the Trust and to facilitate normal portfolio management of each Fund.

   Sincerely yours,

   A I M ADVISORS, INC.


   /s/ John M. Zerr
   ------------------------------------
   John M. Zerr
   Senior Vice President

   cc: Mark Gregson
       Gary Trappe

A Member of the AMVESCAP Group